EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HI-TECH PHARMACAL CO., INC.

Hi-Tech Pharmacal Co., Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Hi-Tech Pharmacal Co., Inc. by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation for consideration thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors a special meeting of the stockholders of the Corporation was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That accordingly, the Certificate of Incorporation is hereby amended by striking out the first paragraph of Article FOURTH in its entirety and substituting in lieu thereof the following:

“FOURTH: The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is fifty three million (53,000,000) shares. The number of shares of Common Stock authorized is fifty million (50,000,000) shares, par value $0.01 per share. The number of shares of Preferred Stock authorized is three million (3,000,000) shares, par value $0.01 per share.

FIFTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on June 6, 2003.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by David Seltzer its President, Chief Executive Officer, Secretary and Treasurer, this 5th day of June 2003.

HI-TECH PHARMACAL CO., INC.

By:	/s/ DAVID SELTZER
Name:	David Seltzer
Title:	President, Chief Executive Officer, Secretary and Treasurer